Exhibit 99.1

CONTACT: Shintaro Asako Vice President and CFO MediciNova, Inc. Phone: 858-373-1500 E-mail : info@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Appoints Shintaro Asako as Chief Financial Officer

SAN DIEGO, Calif. – November 9, 2006 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced the appointment of Shintaro Asako as Chief Financial Officer. Mr. Asako will report directly to Yuichi Iwaki, M.D., Ph.D., Executive Chairman and CEO of MediciNova, who also has served as acting CFO since September 30, 2005.

“The role of chief financial officer is one of our most strategic management positions. We are confident that Shintaro possesses the skills and expertise necessary to develop and implement financial strategies that can support our company’s anticipated growth and maturation,” said Dr. Iwaki. “This is an exciting time in our company’s development as our clinical pipeline is expanding and advancing and we look forward to achieving a listing on the Nasdaq Global Market. We believe that Shintaro has the depth and breadth of experience that will enable MediciNova to operate efficiently as a potentially dual-listed public company in the US and Japanese equity markets.”

Mr. Asako has broad and diverse financial management expertise. He joined MediciNova in July 2005. Before becoming CFO, Mr. Asako served as Vice President, Accounting and Administration from November 2005 to November 2006 and Vice President, Accounting and Financial Reporting from July 2005 to October 2006.

Before joining MediciNova, he was an audit senior manager at KPMG LLP (KPMG), where he provided a variety of audit and business consulting services to multinational clients and industries including pharmaceutical, manufacturing, distribution, and freight-forwarding and transportation. Mr. Asako was also responsible for the development and expansion of KPMG’s Japanese practice in the Orange County and San Diego areas. Before joining KPMG, he spent four years with Arthur Andersen LLP providing audit and tax advisory services. Mr. Asako is a graduate of the Leventhal School of Accounting at the University of Southern California. Mr. Asako is licensed as a certified public accountant in California and a member of the American Institute of Certified Public Accountants.

About MediciNova

MediciNova, Inc. is a publicly traded biopharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including asthma, status asthmaticus, multiple sclerosis, interstitial cystitis, cancer, Generalized Anxiety Disorder, preterm labor, urinary incontinence and thrombotic disorders. For more information on MediciNova, Inc., please visit www.medicinova.com.

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